Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

NaaS Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.01 per share(1)	Rule 457(c)	35,000,000	US$0.777	US$27,192,900	0.0001102	US$2,996.66
Fees Previously Paid	—	—	—	—	—	—		US$5,510
	Total Offering Amount					US$27,192,900		US$2,996.66
	Total Fees Previously Paid							US$5,510
	Total Fee Offsets							US$2,996.66
	Net Fee Due							—

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-271683, No. 333-225443 and No. 333-220873). Each American depositary share represents 10 Class A ordinary shares.

(2)

Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on May 18, 2023 of the Registrant’s American depositary shares listed on Nasdaq Capital Market and representing the Registrant’s Class A ordinary shares.